                                                                    EXHIBIT 99.1

For more information:

Finance Contact:
Jim Pekarsky, CFO
(510) 360-8025
jrp@viragelogic.com

                          VIRAGE LOGIC REVISES OUTLOOK

                            FOR SECOND FISCAL QUARTER

FREMONT, CALIF. - April 3, 2003 - Virage Logic Corp. (Nasdaq:VIRL), a leading provider of best-in-class semiconductor IP platforms, today announced that it has revised its outlook for revenues and earnings for the second fiscal quarter of 2003 ended March 31, 2003, primarily because of constrained customer spending combined with postponed purchasing decisions due to the prolonged economic downturn.

         For the second fiscal quarter, the company anticipates revenues of approximately $9.4 million to $9.6 million, compared with revenues of $10.6 million reported for the second quarter of fiscal 2002. As a result, Virage Logic expects to report a net loss, according to generally accepted accounting principles (GAAP), of approximately $0.08 to $0.09 per share, and on a pro forma basis*, a loss of $0.05 to $0.06 per share. This compares with GAAP earnings per diluted share of $0.02 and pro forma earnings per diluted share of $0.06 for the second quarter of fiscal 2002.

         "We are disappointed that constrained customer spending continues to impact Virage Logic," said Adam Kablanian, chairman, president and chief executive officer."The business climate is very difficult. However, on the brighter side, we signed four new direct royalty agreements for our STAR(TM) Memory System on the 0.13-micron process, three of which are for high-volume consumer applications, and our royalty revenues increased from $408,000 to $579,000 year over year."

*Anticipated pro forma results represent the company's estimated operating results, excluding non-cash items resulting from deferred stock compensation for stock options and warrants in connection with the company's initial public offering and acquisition activity, as well as the amortization of purchased technology. Pro forma results use a 34% tax rate, which may be different from the rate used under GAAP.

      Virage Logic cautions that its anticipated results are preliminary, based on the best information currently available, and subject to the closing of its financial records and customary quarterly accounting procedures. The company plans to report its final results for the second fiscal quarter after the close of market on April 16, 2003 and provide a more detailed business outlook at that time.

      This press release includes a financial measure for loss per share that excludes certain non-cash charges and that has not been calculated in accordance with generally accepted accounting principles (GAAP). This measure differs from GAAP in that it excludes deferred stock-based compensation for stock options and warrants in connection with the company's initial public offering and acquisition activity, as well as the amortization of purchased technology, and assumes a 34% tax rate, which may differ from the company's GAAP tax rate. Virage Logic has previously provided this measurement in addition to GAAP because the company believes it provides a consistent basis for comparison between quarters that is not influenced by certain non-cash and non-recurring expenses or by changes in the company's effective tax rate, and therefore is helpful to understanding the company's underlying operational results. This measure should not be considered an alternative to GAAP, and this non-GAAP measure may not be comparable to information provided by other companies. The reconciliation of GAAP to non-GAAP measurements for earnings per share for the recently completed quarter is not yet quantifiable because final financial statements for the quarter have not yet been completed. This reconciliation will be provided when the company reports final quarterly results on April 16, 2003.

ABOUT VIRAGE LOGIC

      Virage Logic Corp. (Nasdaq:VIRL) is a leading provider of best-in-class semiconductor IP platforms based on memory, logic, I/Os and IP development tools that are silicon proven and production ready. Virage Logic meets market demands for cost reduction, while improving performance and reliability for fabless and integrated device manufacturer (IDM) companies focused on the consumer, communications and networking, handheld and portable, and graphics markets. Virage Logic is headquartered in Fremont, California and has sales and support offices worldwide. For more information, visit www.viragelogic.com or call (877) 360-6690 (toll free) or (510) 360-8000.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements made in this news release other than statements of historical fact are forward-looking statements, including, for example, expected revenues and loss for the quarter ended March 31, 2003. These risks and uncertainties include, for example, possible discrepancies between preliminary results and final results to be announced on April 16, 2003, as well as other risks described in the company's Annual Report on Form 10-K for the period ended September 30, 2002, filed with the Securities and Exchange Commission (SEC) on December 16, 2002, and in Virage Logic's other periodic reports filed with the SEC, all of which are available from Virage Logic or from the SEC's website (www.sec.gov), and in press releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

                                       ###